UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 28, 2010

EVERGREEN ENERGY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2992

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into a Material Definitive Agreement

As previously announced, on January 26, 2010, Evergreen Energy Inc. (the “Company”) entered into a placement agency agreement with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of the Company’s common stock and warrants in a registered direct public offering. Pursuant to the placement agency agreement, the Company has agreed to pay the Placement Agent an aggregate fee equal to 5% of the gross proceeds received in the offering, including proceeds received by the Company upon exercise of the warrants, if any, and a warrant to purchase shares of common stock equal to 6% of the aggregate number of shares sold in the offering.  The Company has also agreed to reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount not to exceed .8% of the gross proceeds received by the Company in the offering.

The Company announced today that is has increased its registered direct public offering by $1.7 million from the amount announced on January 27, 2010, to gross proceeds of approximately $8.7 million.  The securities were offered pursuant to a shelf registration statement on Form S-3 that was previously declared effective by the Securities and Exchange Commission (SEC) on January 19, 2010.  Pursuant to the increase in the offering, the Company will sell an additional 5,733,333 shares of its common stock and additional warrants to purchase a total of 2,866,667 shares of its common stock.  In total, including the increase, the Company will sell an aggregate of 29,236,664 shares of its common stock and warrants to purchase 14,618,331 shares of its common stock. The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock. The purchase price per unit is $.30. Subject to certain ownership limitations, the warrants are exercisable commencing six months following the closing date of the offering and for a five year period thereafter at an exercise price of $0.3859. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The net proceeds to the Company from the registered direct public offering, after deducting placement agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $8.0 million.  After giving effect to the offering, the Company has 176,185,542 shares of common stock outstanding.

The common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the warrants will be issued pursuant to prospectus supplements filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-162720), which became effective on January 19, 2010. A copy of the opinion of Moye White LLP relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 hereto.

The foregoing summaries of the terms of the placement agency agreement, the securities purchase agreement and the warrants are subject to, and qualified in their entirety by, such documents attached hereto our 8-K filed on January 26, 2010, and incorporated herein by reference.  In addition a copy of the press release related to the transaction is attached as exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

5.1	Opinion of Moye White LLP
23.1	Consent of Moye White LLP (included in Exhibit 5.1).
99.1	Press Release dated January 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: January 29, 2010	By:	/s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Moye White LLP
23.1	Consent of Moye White LLP (included in Exhibit 5.1).
99.1	Press Release dated January 29, 2009.